Exhibit 2.4

Execution Version

ASSET PURCHASE AGREEMENT

by and among

COLFIN INDUSTRIAL HOLDINGS, LLC,

COBALT CAPITAL MANAGEMENT, L.P.

and

COBALT CAPITAL PARTNERS, L.P.

Dated as of November 18, 2014

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Section 10.12.	Enforcement	29
Section 10.13.	Draftsmanship	29
Section 10.14.	Counterparts	29

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INDEX TO EXHIBITS

EXHIBITS

A.	Form of CCM Services Agreement

B.	Disclosure Schedules

C.	Form of Transition Services Agreement

D.	Form of Foreign Investment in Real Property Tax Act of 1980 Affidavit

E.	Form of Assignment and Assumption Agreement

F.	Form of Bill of Sale

G.	Form of Lock-up Agreement

H.	Form of Note

I.	Form of Deposit Escrow Agreement

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13191827.1

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of November 18, 2014, by and among ColFin Industrial Holdings, LLC, a Delaware limited liability company (the “Buyer”), Cobalt Capital Partners, L.P., a Delaware limited partnership (“CCP”), and Cobalt Capital Management, L.P., a Texas limited partnership (“CCM”) (each of CCP and CCM, a “Seller” and collectively, the “Sellers”). Certain capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in Article I below.

R E C I T A L S:

WHEREAS, the Sellers own the Assumed Platform Assets;

WHEREAS, the Sellers desire to sell to the Buyer, and the Buyer desires to purchase from the Sellers, on the terms and conditions set forth herein, the Assumed Platform Assets;

WHEREAS, the general partners and limited partners of each Seller have approved the transactions contemplated by this Agreement in accordance with each Seller’s respective Organizational Documents (collectively, the “Required Approval”); and

WHEREAS, concurrently with the execution of this Agreement, (i) the Buyer and CCM shall enter in the CCM Services Agreement and (ii) the Buyer and Realco shall enter into the Transition Services Agreement; and

WHEREAS, concurrently with the execution of this Agreement, the Buyer shall enter into the Other Purchase Agreements with certain affiliates of the Sellers.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements hereinafter contained, the parties hereto hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1. Certain Definitions. As used in this Agreement (including the recitals and Schedules hereto), the following terms shall have the following meanings:

“Access and Due Diligence Agreement” shall have the meaning set forth in Section 6.1.

“Affiliate” shall mean, as to any Person, any other Person that controls, is controlled by, or is under common control with, such Person; as used in this definition, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

“Affiliate Contracts” shall mean any Contracts for services with respect to the Platform, whether written or oral, express or implied, between any Seller or its Subsidiaries, on the one hand, and any officer, director, general partner, manager, employee or equityholder of any Seller or its Subsidiaries or Affiliates of the foregoing, on the other hand.

“Agreement” shall have the meaning set forth in the preamble hereto.

“Allocated Asset Values” shall have the meaning set forth in Section 3.4.

“Assignment and Assumption” shall have the meaning set forth in Section 2.3(a)(viii).

“Assumed Platform Assets” shall mean

(a) the Assumed Platform Contracts;

(b) the Personal Property;

(c) to the extent transferable, all warranties, if any, issued by any manufacturer or contractor in connection with construction or installation of equipment or any component of the improvements included as part of the Assumed Platform Assets;

(d) all claims and defenses against third parties to the extent relating to the Assumed Platform Assets or the Assumed Platform Liabilities and not the Excluded Platform Assets or Excluded Platform Liabilities, whether choate or inchoate, known or unknown, contingent or non-contingent;

(e) all Cobalt Marks and Cobalt Domain Names; and

(f) any other assets related to or used or employed in connection with the Platform acquired by the Seller after the date hereof and prior to the Closing with the prior written approval of the Buyer, which approval shall not be unreasonably withheld or delayed.

“Assumed Platform Contracts” shall mean the Platform Licenses and those Contracts set forth on Schedule 1.1(a) or entered into following the date hereof and prior to the Closing with respect to the Platform with the prior written approval of the Buyer, which consent shall not be unreasonably withheld or delayed.

“Assumed Platform Liabilities” shall mean any Liability or obligation (a) of the Sellers to be paid, performed, satisfied or discharged from and after the Closing under the Assumed Platform Contracts, but excluding any Liability thereunder to the extent arising out of a breach on or prior to the Closing by the Sellers of any term or condition of any such Assumed Platform Contract, (b) arising on account of the Buyer’s ownership, lease, operation or use of the Platform Assets after the Closing, or (c) for which the Buyer or its Affiliates are otherwise expressly made responsible pursuant to this Agreement or any Transaction Document.

“Bill of Sale” shall have the meaning set forth in Section 2.3(a)(ix).

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which banks in the State of New York are required or authorized to close.

“Buyer” shall have the meaning set forth in the preamble hereto.

“CCM” shall have the meaning set forth in the preamble hereto.

“CCM Services Agreement” shall mean that certain Services Agreement in the form attached hereto as Exhibit A, with such changes as may be agreed to between Buyer and CCM.

“CCP” shall have the meaning set forth in the preamble hereto.

“CFI” shall mean Colony Financial, Inc., a Maryland corporation.

“CFI Shares” shall have the meaning set forth in Exhibit H hereto.

“Closing” shall have the meaning set forth in Section 3.3.

“Closing Cash Consideration” shall have the meaning set forth in Section 3.2(a).

“Closing Date” shall have the meaning set forth in Section 3.3.

“Cobalt Domain Names” shall mean any and all domain names incorporating a Cobalt Mark.

“Cobalt Marks” shall mean “Cobalt,” “Cobalt Capital,” “Cobalt Industrial REIT,” and all variations and derivatives thereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended, together with any rules or regulations promulgated thereunder.

“Confidential Information” shall mean any information, in whatever format, concerning the Assumed Platform Assets or the business of the Platform or any of its Subsidiaries other than such information that the Person in possession of such information can demonstrate (a) was otherwise publicly available, (b) becomes known to such Person from a source other than the Seller, which source is not known to such Person to have a duty of confidentiality with respect to such information, or (c) is independently developed by such Person without reliance on or access to any Confidential Information.

“Contract” shall mean any legally binding written agreement, understanding, contract, lease, license, sublicenses, indenture, loan agreement, mortgage, security agreement, management agreement, letter contract, ordering agreement, delivery, purchase or sales order or consensual obligation, promise, undertaking or other commitment, instrument or arrangement.

“Deposit” shall have the meaning set forth in Section 3.2(a).

“Deposit Escrow Agreement” means that certain Deposit Escrow Agreement in the form attached hereto as Exhibit I, with such changes as may be agreed to among the Buyer, the Sellers and the Escrow Agent.

“Disclosure Schedule” shall mean the Disclosure Schedule which (a) has been prepared by or on behalf of the Sellers and (b) is being delivered by the Sellers to the Buyer concurrently with the execution and delivery of this Agreement, which Disclosure Schedule is attached hereto as Exhibit B.

“Escrow Agent” means Republic Title of Texas, Inc. or any successor or permitted assign of such Escrow Agent appointed in accordance with the terms of the Deposit Escrow Agreement.

“Excluded Platform Assets” shall have the meaning set forth in Section 2.2(a).

“Excluded Platform Liabilities” shall have the meaning set forth in Section 2.2(b).

“Governmental Entity” shall mean any instrumentality, subdivision, court, administrative agency, commission, official or other authority of the United States or any other country or any state, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

“Initial Cash Purchase Price” shall have the meaning set forth in Section 3.1.

“Initial Purchase Price” shall have the meaning set forth in Section 3.1.

“Intellectual Property” shall mean all United States and foreign intellectual property, including all (i) patents, patent applications and invention registrations of any type, (ii) trademarks, service marks, domain names, trade dress, logos, trade names, corporate names and other source identifiers, and registrations and applications for registration thereof, (iii) copyrightable works, copyrights, and registrations and applications for registration thereof, (iv) confidential and proprietary information, including trade secrets and know-how and (v) similar proprietary rights.

“knowledge of such Seller” or similar phrase shall mean the actual knowledge (without duty of inquiry) of Lewis D. Friedland and Holly Losey.

“Law” means any applicable statute, law, rule, regulation, code, ordinance, order, judgment or decree of a Governmental Entity.

“Legal Proceeding” means (a) any suit, action, claim, inquiry, audit, investigation or other proceeding at Law or in equity by or before a Governmental Entity or (b) any arbitral action or proceeding.

“Liability” shall mean any indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, absolute, contingent or otherwise, whether or not accrued, whether known or unknown, disputed or undisputed, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Lien” shall mean any lease, title retention agreement, conditional sale agreement, equitable interest, license pertaining to real property, lien (statutory or other), option, pledge, security interest, mortgage, encumbrance, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting or other Stock Restriction (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership or any other claim or charge, similar in purpose or effect to any of the foregoing.

“Lock-up Agreement” shall have the meaning set forth in Section 2.3(a)(vii).

“Material Adverse Effect” shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence has or is reasonably likely to have a material adverse effect on the business, operations, assets, liabilities, condition (financial or otherwise) or results of operation of the Assumed Platform Assets, taken as a whole; provided, however, that the following, either alone or in combination, shall be excluded from any determination as to whether a Material Adverse Effect has occurred: (a) any events, changes or occurrences attributable to general economic or political conditions or the securities markets in general, (b) any events, changes or occurrences that are generally applicable to Persons engaged in the industry or any geographic market in which the Platform conducts business or where the Assumed Platform Assets are located, (c) any events, changes or occurrences directly attributable to the public announcement of this Agreement or the consummation of the transactions contemplated hereby or arising from the identity of the Buyer or its Affiliates, (d) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof, (e) any changes in applicable Laws or accounting rules (including GAAP) or changes in the interpretation or enforcement of any of the foregoing, (f) any natural or man-made disasters, (g) any failure by the Seller to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying cause of such failures (subject to the other provisions of this definition) shall not be excluded) and (h) any action taken by any Seller or that is required by this Agreement or taken at the written request of the Buyer, or the failure to take any action by a Seller if that action is expressly prohibited by this Agreement; provided, that any of the events, changes or occurrences referred to in clauses (a) and (b) immediately above shall be considered in any determination as to whether a Material Adverse Effect has occurred to the extent any such event, change or occurrence affects the Platform or the Assumed Platform Assets in a substantially disproportionate manner when compared to the effect of such events, changes or occurrences on other Persons engaged in the industry or geographic market in which the Platform conducts business or where the Assumed Platform Assets are located.

“Note” shall mean a promissory note in the aggregate principal amount of $10 million issued by the Issuer (as defined in Exhibit H hereto) with such terms as are set forth on Exhibit H hereto, other customary terms (including, but not limited to, customary accredited investor representations and warranties of the Holder (as defined in Exhibit H hereto)) and such other terms as may be agreed by the parties thereto.

“Organizational Documents” shall mean with respect to any particular entity, (i) if a corporation, the articles or certificate of incorporation and the bylaws; (ii) if a general partnership, the partnership agreement and any statement of partnership; (iii) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (iv) if a limited liability company, the articles of organization and operating agreement; (v) if another type of Person, any other charter declaration of trust or similar document adopted or filed in connection with the creation, formation or organization of the Person; (vi) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and (vii) any amendment or supplement to any of the foregoing.

“OP Units” shall have the meaning set forth in Exhibit H hereto

“Other Purchase Agreements” shall mean (i) that certain Asset Purchase Agreement by and between Cobalt Industrial REIT, a Texas real estate investment trust (“CIR I”), and Buyer, (ii) that certain Asset Purchase Agreement by and between Cobalt Industrial REIT II, a Texas real estate investment trust (“CIR II”), and Buyer, and (iii) that certain Share Purchase Agreement by and among Cobalt Industrial REIT III, L.P., a Delaware limited partnership, Cobalt Industrial REIT III Parallel Fund, L.P., a Delaware limited partnership, the sole stockholders of CIR III-I REIT (“CIR III”), and Buyer, in each case dated as of the date hereof, as such agreements may be amended from time to time.

“Parties” means, collectively, each Seller and the Buyer and “Party” means any one of the Sellers or the Buyer.

“Permit” means any authorization, license, permit, approval or certificate issued by a Governmental Entity, and including any professional licenses.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization, other form of business entity or Governmental Entity.

“Personal Property” shall mean those assets set forth on Schedule 1.1(b).

“Platform” shall mean the business of each Seller, including with respect to the management of CIR I, CIR II and CIR III.

“Platform Licenses” shall mean any and all Contracts granting any license or other right with respect to computer software programs, systems, platforms, databases and/or compilations used or held for use in the operation and management of the Platform set forth on Schedule 1.1(c).

“Realco” shall mean USAA Real Estate Company, a Delaware corporation.

“Representatives” means, as to any Person, its Affiliates, and its and their respective equity holders, officers, directors, managers, employees, counsel, accountants, advisers, consultants, representatives and agents.

“Required Approval” shall have the meaning set forth in the recitals hereto.

“Scheduled Closing Date” shall have the meaning set forth in Section 3.3.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended.

“Seller” shall have the meaning set forth in the preamble hereto.

“Seller Intellectual Property” shall have the meaning set forth in Section 4.1(h)(i).

“Seller Representative” shall have the meaning set forth in Section 6.6.

“Stock Restriction” shall mean, with respect to the capital stock or other equity securities of a Person, any option, right of first refusal, right of first offer or restriction of any kind, including any restriction on voting, transfer, alienation, receipt of income or exercise of any other attribute of ownership, but specifically excluding any restrictions imposed by applicable Law.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization or other form of business entity of which such Person owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization or other entity.

“Transaction Documents” shall mean this Agreement, the exhibits and schedules hereto and thereto, and all other agreements, instruments, certificates and other documents to be entered into or delivered by any Party in connection with the transactions contemplated to be consummated pursuant to any of the foregoing.

“Transition Services Agreement” shall mean that certain Transition Services Agreement in the form attached hereto as Exhibit C, with such changes as may be agreed to between Buyer and Realco.

Section 1.2. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The terms “Dollars” and “$” shall mean United States Dollars.

ARTICLE II.

PURCHASE AND SALE OF THE PLATFORM ASSETS; ASSUMPTION OF THE ASSUMED PLATFORM LIABILITIES

Section 2.1. Purchase and Sale of the Assumed Platform Assets; Assumption of the Assumed Platform Liabilities.

(a) At the Closing, and subject to the terms and conditions set forth herein, each Seller shall sell, convey, transfer, assign and deliver to the Buyer (or its permitted designee), and the Buyer (or its permitted designee) shall purchase or assume, as the case may be, from each Seller, all right, title and interest of such Seller in and to all of the Assumed Platform Assets, free and clear of any Lien.

(b) At the Closing, as additional consideration for the Assumed Platform Assets, from and after the Closing, but subject to the terms and conditions set forth herein, the Buyer (or its permitted designee) shall assume and thereafter will pay, perform and discharge when due the Assumed Platform Liabilities.

Section 2.2. Excluded Platform Assets and Excluded Platform Liabilities.

(a) Notwithstanding anything contained in Section 2.1 to the contrary, there shall not be sold, assigned, transferred, conveyed and delivered to the Buyer (or its permitted designee) hereunder any assets other than the Assumed Platform Assets, and there shall be retained by each Seller all such other assets other than the Assumed Platform Assets, including but not limited to, the following (collectively, the “Excluded Platform Assets”), without duplication:

(i) any cash and cash equivalent balances of each Seller or its Subsidiaries;

(ii) all checking accounts, bank accounts, certificates of deposit and time deposits of each Seller and its respective Subsidiaries;

(iii) any minute books, tax returns or other corporate documents or books and records of each Seller and its respective Subsidiaries that do not specifically relate to the Assumed Platform Assets or the Assumed Platform Liabilities;

(iv) all losses, loss carryforwards and rights to receive refunds, credits and loss carryforwards with respect to any and all taxes for the taxable periods (or portions thereof) ending on or before the Closing Date;

(v) any Contract pursuant to which any Seller or its respective Affiliates has incurred indebtedness, whether to finance the operations of the Platform, the Excluded Assets or otherwise;

(vi) all Contracts binding upon Sellers or their assets other than the Assumed Platform Contracts;

(vii) all rights of each Seller under this Agreement and the other Transaction Documents or any amendments hereto or thereto; and

(viii) all past, present or future claims, causes of action and rights by each Seller under, or with respect to this Agreement or against third parties to the extent relating to any Excluded Platform Asset or Excluded Platform Liability.

(b) Notwithstanding anything to the contrary contained herein, each Seller shall be responsible for all of the liabilities and obligations that are not Assumed Platform Liabilities (collectively, the “Excluded Platform Liabilities”). Without limiting the generality of the foregoing, and except as otherwise expressly set forth in Section 2.1 above, the Buyer shall not assume any of the following, all of which shall be Excluded Platform Liabilities for all purposes of this Agreement:

(i) any Liability of any Seller or its respective Subsidiaries to be paid, performed, satisfied or discharged prior to the Closing, or arising out of a breach on or prior to the Closing, under the Assumed Platform Contracts;

(ii) any Liability related to the ownership, lease, operation or use of the Assumed Platform Assets prior to the Closing;

(iii) any Liability for which any Seller or its respective Affiliates are made responsible pursuant to this Agreement or any Transaction Document;

(iv) any Liability for taxes of any Seller or any Affiliate thereof (or any predecessors thereof) for any taxable period;

(v) any Liability for taxes relating to the Assumed Platform Assets attributable to any taxable period ending on or before the Closing Date and for the portion of any taxable period ending at the close of business on the Closing Date;

(vi) any Liability with respect to Affiliate Contracts;

(vii) any Liability related to the Excluded Platform Assets; and

(viii) any expenses incurred or payable directly or indirectly by any Seller or any of its respective Affiliates in connection with the consummation of the transactions contemplated by this Agreement or the process of selling the Assumed Platform Assets, including, without limitation, (i) any fees and expenses of legal counsel, accountants, investment bankers or consultants and (ii) any bonus, change of control, non-compete, severance, transaction payment or similar payment that becomes payable by any Seller or its respective Affiliates to any Person as a result of the transactions contemplated by this Agreement that remains unpaid as of the Closing.

Section 2.3. Certain Closing Deliveries. At the Closing, the parties hereto shall take the following actions:

(a) the Sellers shall deliver (or cause to be delivered) to the Buyer (or, at the Buyer’s election, a designee of Buyer):

(i) the certificates contemplated in Section 8.2 and Section 8.3;

(ii) to the extent not previously delivered to the Buyer, copies of all consents of any Governmental Entity obtained by the Sellers in connection with the transactions contemplated by this Agreement;

(iii) an affidavit that each Seller and each of its respective Subsidiaries is not a “foreign person” within the meaning of the Foreign Investment in Real Property Tax Act of 1980, as amended, substantially in the form of Exhibit D attached hereto;

(iv) an executed and acknowledged incumbency certificate from each Seller certifying the authority of the officers of such Seller or its general partner to execute this Agreement and the other documents delivered by such Seller to the Buyer at Closing;

(v) a duly executed counterpart to an assignment and assumption agreement substantially in the form of Exhibit E attached hereto (the “Assignment and Assumption”), transferring to the Buyer all of each Seller’s right, title and interest in, to and under the Assumed Platform Assets;

(vi) a duly executed counterpart to a bill of sale substantially in the form of Exhibit F attached hereto (the “Bill of Sale”), transferring to the Buyer all of each Seller’s right, title and interest in, to and under the Personal Property

(vii) a duly executed counterpart to a lock-up agreement substantially in the form of Exhibit G attached hereto (the “Lock-up Agreement”);

(viii) a duly executed counterpart of the Note;

(ix) a duly executed counterpart to the joint written instructions to the Escrow Agent, directing the Escrow Agent to disburse the Deposit in accordance with Section 3.2; and

(x) such additional certificates, resolutions, instruments and agreements as may be reasonably requested by the Buyer in connection with the transactions contemplated hereby.

(b) The Buyer shall deliver to the Sellers:

(i) a wire transfer of each Seller’s allocation of the Closing Cash Consideration, as set forth on Schedule 2.3(b);

(ii) the certificates contemplated in Section 7.2 and Section 7.3;

(iii) to the extent not previously delivered to the Sellers, copies of all consents of any Governmental Entity obtained by the Buyer in connection with the transactions contemplated by this Agreement;

(iv) a duly executed counterpart to the Assignment and Assumption;

(v) a duly executed counterpart to the Bill of Sale;

(vi) a duly executed counterpart to the Lock-up Agreement;

(vii) a duly executed counterpart to the Note;

(viii) an executed and acknowledged incumbency certificate from the Buyer certifying the authority of the officers of the Buyer to execute this Agreement and the other documents delivered by the Buyer to the Sellers at Closing;

(ix) a duly executed counterpart to the joint written instructions to the Escrow Agent, directing the Escrow Agent to disburse the Deposit in accordance with Section 3.2; and

(x) such additional certificates, resolutions, instruments and agreements as may be reasonably requested by the Sellers in connection with the transactions contemplated hereby.

ARTICLE III.

PURCHASE PRICE

Section 3.1. Consideration. The aggregate consideration payable by the Buyer to the Sellers at the Closing for the Assumed Platform Assets shall be the assumption of the Assumed Platform Liabilities, together with (a) an amount in cash equal to Ten Million Dollars ($10,000,000) (the “Initial Cash Purchase Price”), which shall be paid to CCP or its designee, and (b) the Note, which shall be issued to CCM (together with the Initial Cash Purchase Price, the “Initial Purchase Price”). The Parties acknowledge and agree that any CFI Shares or OP Units issued pursuant to the Note shall be subject to the transfer restrictions set forth on Exhibit G.

Section 3.2. Deposit; Payment on Closing.

(a) No later than the second (2nd) Business Day following the date hereof, the Buyer shall deposit $250,000 with the Escrow Agent (together with all interest and earnings thereon and as the same may be increased pursuant to Section 9, the “Deposit”). The Deposit shall be held in a segregated account in accordance with the provisions of the Deposit Escrow Agreement. If the Closing occurs, the Deposit shall be disbursed to the Sellers at the Closing and shall be applied against the Initial Cash Purchase Price in accordance with the joint written instructions executed by the parties. For the avoidance of doubt, except in accordance with the express provisions of this Agreement and the Deposit Escrow Agreement, the Deposit shall be held by the Escrow Agent and shall not be released by the Escrow Agent unless and until the Closing occurs. Notwithstanding the foregoing, if the Closing does not occur or if this Agreement otherwise terminates, the Deposit shall be disbursed as provided in this Agreement.

(b) On the Closing Date, the Buyer shall deliver to the Sellers by wire transfer of immediately available funds to the account or accounts set forth on Schedule 2.3b), the Initial Cash Purchase Price, less (a) the Deposit and (b) amounts withheld pursuant to Section 3.5 (the “Closing Cash Consideration”) and (ii) the Note, in each case, as allocated among the Sellers or their designees in accordance with Schedule 2.3(b).

Section 3.3. Closing. Subject to the terms and conditions set forth in this Agreement, the closing of the purchase and sale of the Assumed Platform Assets and the assumption of the Assumed Platform Liabilities (the “Closing”) shall take place at the offices of Willkie Farr & Gallagher LLP, counsel for the Buyer, at 787 Seventh Avenue, New York, New York 10019, on the second Business Day after the satisfaction (or waiver) of the conditions set forth in Article VII and VIII (not including conditions which are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of such conditions) or at such other location and on such other date as the Sellers and the Buyer may mutually agree (such date, as it may be adjourned pursuant to this Agreement, the “Scheduled Closing Date” and the date on which the Closing actually occurs, the “Closing Date”).

Section 3.4. Purchase Price Allocation. The Parties agree that the Initial Purchase Price shall be allocated among the Assumed Platform Assets and the Assumed Platform Liabilities in the manner agreed to by the Parties prior to Closing (the “Allocated Asset Values”). The Buyer and the Sellers shall, and shall cause their Subsidiaries to, (a) cooperate in the filing of any forms (including Form 8594 under Section 1060 of the Internal Revenue Code) with respect to the Allocated Asset Values and (b) file all federal, state and local tax returns and related tax documents consistent with such Allocated Asset Values.

Section 3.5. Withholding Rights. The Buyer shall be entitled to deduct and withhold from the consideration otherwise payable to each Seller pursuant to this Agreement such amounts as the Buyer is required to deduct and withhold with respect to the making of such payment to such Seller under the Code, or under any provision of Tax Law; provided that, the Buyer shall give prior written notice of such withholding to each Seller at least two (2) days prior to such withholding. To the extent that amounts are so withheld and paid over to the appropriate Governmental Entity by the Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Seller in respect of which such deduction and withholding was made by the Buyer.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Section 4.1. Representations and Warranties of the Sellers. Each Seller hereby represents and warrants to the Buyer, severally and not jointly, except as otherwise set forth in the Disclosure Schedule, as follows:

(a) Formation; Existence. Such Seller is a limited partnership, duly formed, validly existing and in good standing under the Laws of the jurisdiction of its formation.

(b) Power and Authority. Such Seller has all requisite power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform all obligations to be performed by it hereunder or thereunder. The execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby or thereby have been duly and validly authorized and approved by all requisite action on the part of such Seller. This Agreement has been, and as of the Closing Date, each of the Transaction Documents to which such Seller is a party and which are to be delivered on the Closing Date will be, duly and validly executed and delivered by such Seller and constitutes, or in the case of such Transaction Documents, will constitute a legally valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, in each case, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(c) No Conflict.

(i) Except as set forth on Schedule 4.1(c)(i), none of the execution and delivery by such Seller of this Agreement or the Transaction Documents to which it is a party, the consummation of the transactions contemplated hereby or thereby, or the compliance by such Seller with any of the provisions hereof or thereof will (i) conflict with, or result in any violation of, its Organizational Documents, (ii) conflict with, or result in any violation of, any Law or (iii) conflict with, or result in any violation of or default under, or give rise to a right of termination or cancellation under, any Contract to which such Seller or its Subsidiaries is a party or by which such Seller or its properties or assets are bound, except, in the case of clauses (ii) and (iii), for such conflicts, violations, defaults, terminations or cancellations as would not, individually or in the aggregate, result in a Material Adverse Effect or would reasonably be expected to, individually or in the aggregate, prevent or materially delay the ability of such Seller to enter into and perform its obligations under this Agreement or the Transaction Documents to which it is a party or consummate the transactions contemplated hereby or thereby.

(ii) No consent, waiver, approval, order or Permit of, or declaration or filing with, or notification to any Governmental Entity is required on the part of such Seller in connection with the execution and delivery by such Seller of this Agreement or the other Transaction Documents to which it is a party or the consummation by such Seller of the transactions contemplated hereby or thereby, except for such consents, waivers, approvals, orders, Permits, declarations, filings or notifications, the failure of which to make or obtain, would not, individually or in the aggregate, prevent or materially delay the ability of such Seller to enter into and perform (in all material respects) its obligations under this Agreement or the Transaction Documents to which it is a party or consummate the transactions contemplated hereby or thereby.

(d) Contracts. Each Assumed Platform Contract represents the legally valid and binding obligation of such Seller, and, to the knowledge of such Seller, the legally valid and binding obligation of the other party or parties thereto, enforceable against the parties thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. None of such Seller or, to the knowledge of such Seller, any other party or parties to any Assumed Platform Contract is in material breach of or material default under any Assumed Platform Contract, and, to the knowledge of such Seller, there is no event which with the giving of notice, the passage of time or both would constitute a material breach of or material default under any Assumed Platform Contract. Such Seller has provided the Buyer with true, correct and complete copies of the Assumed Platform Contracts (including all material amendments and supplements thereto).

(e) Title; Sufficiency of Assets. Such Seller owns and has a valid leasehold interest in, all material tangible personal property included in the Assumed Platform Assets, free and clear of all Liens (other than Liens for personal property taxes for the current period that includes the Closing Date that are not due and payable at or prior to the Closing Date). Assuming (i) all consents, approvals, authorizations, clearances, exemptions, waivers or similar affirmations by any Person pursuant to any Permit, Contract, Law, judgment or otherwise which are required in connection with the sale, assignment, transfer or conveyance of the Assumed Platform Assets have been made or obtained, (ii) the performance of the services by CCM pursuant to the CCM Services Agreement, (iii) the performance of the services by Realco pursuant to the Transition Services Agreement and (iv) the provision of services or other tangible personal property at the Platform by third parties pursuant to existing Contracts, the tangible personal property included in the Assumed Platform Assets constitutes all of the material tangible personal property reasonably required to operate the Platform in all material respects substantially in the same manner as currently conducted by such Seller on the date of this Agreement.

(f) Purchase for Investment. With respect to any Seller or any of its designees that shall receive the Note or any CFI Shares or OP Units issuable thereunder:

(i) Such Person is an “accredited investor” within the meaning of that term as defined in Rule 501(a) promulgated under the Securities Act.

(ii) The Note, CFI Shares or OP Units, as applicable, will be acquired for investment for such Person’s own account and not with a view to the distribution of any part thereof (or participation therein) in violation of the Securities Act and (ii) such Person does not have any contract, undertaking or agreement with any other Person to sell, transfer, or grant participations with respect to the Note, CFI Shares or OP Units, as applicable,.

(iii) Such Person’s financial condition is such that it is able to bear the risk of holding the Note, CFI Shares or OP Units, as applicable, for an indefinite period of time and can bear the loss of its entire investment in the Note, CFI Shares or OP Units, as applicable,.

(iv) Such Person (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Note, CFI Shares or OP Units, as applicable, and making an informed decision with respect thereto, is capable of bearing the economic risks of such investment, has been afforded the opportunity to ask questions and receive answers regarding CFI and its Subsidiaries and has reviewed the data and information it requested from the Buyer and its Representatives and Affiliates in connection with this Agreement and the agreements and transactions contemplated hereunder and in entering into this Agreement, has relied solely upon its own investigation and analysis and the terms of this Agreement and the proposed transactions.

(v) Such Person acknowledges that the Note, CFI Shares or OP Units, as applicable, have not been, and may not be, registered under the Securities Act or under any state or foreign securities laws.

(vi) Such Person understands that the Note and each certificate evidencing CFI Shares or OP Units, as applicable, shall bear a legend substantially similar to the following:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE, AS SET FORTH IN THE LOCK-UP AGREEMENT AND EXHIBITS THERETO, AS AMENDED AND/OR RESTATED, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY.

(g) Litigation. There are no (a) Legal Proceedings pending or, to the knowledge of such Seller, threatened against such Seller, the Platform or the Assumed Platform Assets or (b) outstanding orders or unsatisfied judgments from any Governmental Entity binding upon such Seller, the Platform or the Assumed Platform Assets, in each case, that would, individually or in the aggregate, reasonably be likely to have a material adverse effect on the post-closing operations of the Platform.

(h) Intellectual Property.

(i) To the knowledge of such Seller, (a) the conduct of the business of such Seller as currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any third party, (b) with respect to Intellectual Property used by, owned by or licensed to such Seller (the “Seller Intellectual Property”), such Seller owns the entire right, title and interest in the Seller Intellectual Property purported to be owned by such Seller and has the right to use the other Seller Intellectual Property in the continued operation of its business as currently conducted and (c) no third party is infringing or otherwise violating the

Seller Intellectual Property rights. Such Seller has not received any written communication relating to any actual, alleged, or suspected infringement, misappropriation, or violation of any third-party Intellectual Property by such Seller or pertaining to any Seller Intellectual Property.

(ii) Schedule 4.1(h)(ii) accurately identifies: (a) each registration and application for Intellectual Property owned by such Seller, (b) the jurisdiction in which such item has been registered or filed and the applicable application, registration, or serial or other similar identification number and (c) all material Intellectual Property exclusively licensed to such Seller. To the knowledge of such Seller, all Intellectual Property listed on Schedule 4.1(h)(ii) is subsisting, enforceable and valid.

(iii) Such Seller has not granted to any third party any right or license to use any Cobalt Mark, Cobalt Domain Name, or any other Seller Intellectual Property owned by such Seller.

(i) Compliance with Law. Except as would not result in a Material Adverse Effect, such Seller has conducted its business and the Platform and operated and used all of the Assumed Platform Assets in compliance with all applicable Laws, and no event has occurred or circumstances exist that (with or without notice or lapse of time) would constitute or result in a material violation by such Seller of any applicable Laws.

(j) Brokers’ Fees. Except as set forth on Schedule 4.1(j), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement or the Transaction Documents based upon any Contract with such Seller or any of its Affiliates.

Section 4.2. Disclaimer of Additional Representations or Warranties. EXCEPT AS SET FORTH HEREIN OR IN ANY OTHER TRANSACTION DOCUMENT DELIVERED BY SUCH SELLER AT CLOSING (ALL AS MODIFIED BY THE DISCLOSURE SCHEDULES), SUCH SELLER MAKES NO (AND SUCH SELLER EXPRESSLY DISCLAIMS ANY) REPRESENTATIONS OR WARRANTIES OF ANY KIND, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, WITH RESPECT TO SUCH SELLER, ITS SUBSIDIARIES, THE ASSUMED PLATFORM CONTRACTS, THE ASSUMED PLATFORM ASSETS, THE ASSUMED PLATFORM LIABILITIES OR ANY OTHER MATTER WHATSOEVER (INCLUDING, BUT NOT LIMITED TO, ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF SUCH SELLER OR ITS SUBSIDIARIES). EXCEPT AS SET FORTH HEREIN OR IN ANY OTHER TRANSACTION DOCUMENT DELIVERED BY SUCH SELLER AT CLOSING (ALL AS MODIFIED BY THE DISCLOSURE SCHEDULES) SUCH SELLER MAKES NO REPRESENTATIONS OR WARRANTIES TO THE BUYER REGARDING THE PROBABLE SUCCESS OR PROFITABILITY OF THE ASSUMED PLATFORM ASSETS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS SET FORTH HEREIN OR IN ANY OTHER TRANSACTION DOCUMENT DELIVERED BY SUCH SELLER AT CLOSING (ALL AS MODIFIED BY THE DISCLOSURE SCHEDULES), SUCH SELLER HAS NOT MADE AND DOES NOT HEREBY MAKE, AND EXPRESSLY DISCLAIMS, ANY WARRANTIES, REPRESENTATIONS, COVENANTS OR GUARANTEES, EXPRESSED OR IMPLIED, OR

ARISING BY OPERATION OF LAW, AS TO THE MERCHANTABILITY, HABITABILITY, QUANTITY, QUALITY, OR ENVIRONMENTAL CONDITION OF THE ASSUMED PLATFORM ASSETS OR THEIR SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR USE. EXCEPT AS SET FORTH HEREIN OR IN ANY OTHER TRANSACTION DOCUMENT DELIVERED BY SUCH SELLER AT CLOSING (ALL AS MODIFIED BY THE DISCLOSURE SCHEDULES), IN NO EVENT SHALL SUCH SELLER OR ANY OFFICER, DIRECTOR, TRUST MANAGER, SHAREHOLDER, MEMBER, PARTNER, EMPLOYEE OR AGENT OF SUCH SELLER HAVE ANY LIABILITY IN ITS INDIVIDUAL CAPACITY, BEYOND ITS INTEREST IN THE ASSUMED PLATFORM ASSETS, FOR ANY CLAIM, CAUSE OF ACTION OR OTHER LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ASSUMED PLATFORM ASSETS, WHETHER BASED ON CONTRACT, COMMON LAW, STATUTE, EQUITY OR OTHERWISE. THE PROVISIONS OF THIS SECTION 4.2 SHALL SURVIVE THE CLOSING.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Sellers as follows:

Section 5.1. Formation; Existence. The Buyer is a limited liability company, duly formed, validly existing and in good standing under the Laws of the jurisdiction of its formation.

Section 5.2. Power and Authority. The Buyer has all requisite power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform all obligations to be performed by it hereunder or thereunder. The execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby or thereby have been duly and validly authorized and approved by all requisite action on the part of the Buyer. This Agreement has been, and as of the Closing Date, each of the Transaction Documents to which the Buyer is a party and which are to be delivered on the Closing Date will be, duly and validly executed and delivered by the Buyer and constitutes, or in the case of such Transaction Documents, will constitute a legally valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, in each case, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 5.3. No Conflict.

(i) None of the execution and delivery by the Buyer of this Agreement or the Transaction Documents to which it is a party, the consummation of the transactions contemplated hereby or thereby, or the compliance by the Buyer with any of the provisions hereof or thereof will (i) conflict with, or result in any violation of, its Organizational Documents, (ii) conflict with, or result in a violation of, any Law or (iii) conflict with, or result in any violation of or default under, or give rise to a right of termination or cancellation under, any

Contract to which the Buyer is a party or by which the Buyer or its properties or assets are bound, except, in the case of clauses (ii) or (iii), for such conflicts, violations, defaults, terminations or cancellations as would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the ability of the Buyer to enter into and perform its obligations under this Agreement or the Transaction Documents to which it is a party or consummate the transactions contemplated hereby or thereby.

(b) No consent, waiver, approval, order or Permit of, or declaration or filing with, or notification to, any Governmental Entity is required on the part of the Buyer in connection with the execution and delivery by the Buyer of this Agreement or the other Transaction Documents to which it is a party or the consummation by the Buyer of the transactions contemplated hereby or thereby, except for such consents, waivers, approvals, orders, Permits, declarations, filings or notifications, the failure of which to make or obtain, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of the Buyer to enter into and perform its obligations under this Agreement or the Transaction Documents to which it is a party or consummate the transactions contemplated hereby or thereby.

Section 5.4. Litigation. There are no (a) material Legal Proceedings pending or, to the knowledge of the Buyer, threatened against the Buyer or (b) outstanding orders or unsatisfied judgments from any Governmental Entity binding upon the Buyer, in each case, that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of the Buyer to enter into and perform its obligations under this Agreement or consummate the transactions contemplated hereby.

Section 5.5. Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement or the Transaction Documents based upon any Contract with the Buyer or any of its Affiliates.

Section 5.6. Buyer Acknowledgements. Notwithstanding anything contained in this Agreement to the contrary:

(a) The Buyer acknowledges and agrees (i) to the disclaimers set forth in Section 4.2 (Disclaimer of Additional Representations or Warranties) hereof and (ii) that, as a result thereof, the Buyer will accept the Assumed Platform Assets, at the Closing, “as-is”, “where-is”, and “with all faults” and without recourse against any Seller, subject to the representations and warranties set forth herein or in any Transaction Document delivered by any Seller at Closing (all as modified by the Disclosure Schedules).

(b) The Buyer further acknowledges that it and its Representatives have conducted an independent inspection and investigation of the Assumed Platform Assets and all such other matters relating to or affecting such assets and businesses as the Buyer deemed necessary or appropriate, that the Buyer has been given an opportunity to inspect the Platform and information relating to the businesses thereof and that the Buyer is proceeding with the transactions contemplated by this Agreement based in part upon such independent inspections and investigations and the representations and warranties set forth herein or in any Transaction Document delivered by any Seller at Closing (all as modified by the Disclosure Schedules).

ARTICLE VI.

COVENANTS

Section 6.1. Conduct of Business. From the date hereof through the Closing, except (i) as required by applicable Law, (ii) as expressly required or permitted by this Agreement or (iii) with the prior written consent of the Buyer, each Seller shall not, and shall cause its Subsidiaries to not, sell, assign, license, transfer, convey, lease or otherwise dispose of any of the Assumed Platform Assets.

Section 6.2. Access. Prior to the Closing, each Seller shall afford to the Buyer, its Representatives (including, but not limited to any potential financing source), inspectors, appraisers and engineers reasonable access (during normal business hours and in such a manner as not to unreasonably interfere with the normal operation of each Seller or the Platform) to their respective businesses (including any Assumed Platform Assets and any other assets or liabilities to be acquired or assumed by the Buyer pursuant to this Agreement), and all other information the Buyer may reasonably request (including reasonable access to the employees of the Platform), including access to inspect such assets and review the books and records and other financial, operational, and other records of the Platform, in each case, as the Buyer and its Representatives may reasonably request. Notwithstanding the foregoing, except as otherwise set forth herein, the Buyer hereby agrees that with respect to any such investigation, inspection, interview or solicitation of information, the Buyer shall comply with the terms, conditions and obligations of the Buyer set forth in Sections 1 through 7 of that certain Access and Due Diligence Agreement dated as of October 3, 2014, among CCP and certain Affiliates thereof and the Buyer (the “Access and Due Diligence Agreement”) to the same extent as if such sections were set forth in their respective entireties in this Agreement, and notwithstanding that such Access and Due Diligence Agreement will automatically terminate upon the execution of this Agreement. The Buyer’s indemnity and insurance obligations under this Section 6.2 shall survive the Closing or termination of this Agreement for 6 months; the Buyer’s confidentiality obligations under this Section 6.2 shall survive the termination of this Agreement for a period of one (1) year.

Section 6.3. Consents and Approvals; Commercially Reasonable Efforts.

(a) The Buyer and the Seller shall (i) prior to the Closing, use commercially reasonable efforts to obtain any consents, approvals, exemptions and authorizations of third parties, including Governmental Entities, to the transactions contemplated hereby and (ii) for a period not to exceed nine (9) months, cooperate with the Buyer following the Closing to obtain any such consents, approvals, exemptions and authorizations to the extent that they have not yet been obtained.

(b) Each Seller shall, prior to the Closing, notify any third parties, including Governmental Entities, of the transactions contemplated hereby, in each case to the extent such consent or notification is required by applicable Law.

Section 6.4. Assignment of Assumed Platform Contracts and Warranties.

(a) At the Closing and effective as of the Closing Date, each Seller shall assign to the Buyer all its rights under the Assumed Platform Contracts. Notwithstanding the foregoing, no Assumed Platform Contract shall be assigned contrary to Law or the terms of such Assumed Platform Contract and, with respect to the Assumed Platform Contracts that cannot be assigned to the Buyer at the Closing Date, the performance obligations of any Seller thereunder shall, unless not permitted by such Assumed Platform Contract, be deemed to be subleased or subcontracted to the Buyer until the earlier of (i) the assignment of such Assumed Platform Contract and (ii) nine (9) months after the Closing; provided that, subject to Article VII and Article VIII, the Closing shall occur notwithstanding the foregoing without any adjustment to the Closing Cash Consideration on account thereof.

(b) For no later than nine (9) months following the Closing, each Seller and the Buyer shall use commercially reasonable efforts, and shall cooperate with each other, to obtain any such required consent, authorization, approval or waiver, or any release, substitution or amendment required to novate all liabilities and obligations under such Assumed Platform Contracts or to obtain in writing the unconditional release of such Seller (or Affiliate thereof) which is party to such arrangements, so that, in any case, the Buyer shall be solely responsible for such liabilities and obligations from and after the Closing Date; provided, however, that neither any Seller nor Buyer shall be required to pay any consideration therefor. Once such consent, authorization, approval, waiver, release, substitution or amendment is obtained, the Seller shall assign, transfer, convey and deliver to the Buyer the relevant Assumed Platform Contract to which such consent, authorization, approval, waiver, release, substitution or amendment relates for no additional consideration.

(c) For no later than nine (9) months following the Closing, (a) each Seller shall (at no cost to such Seller) use commercially reasonable efforts to, and cooperate with the Buyer in any arrangement designed to provide to the Buyer the economic and operational benefits (including the exercise of rights) under such Assumed Platform Contracts, (b) the Buyer, as agent or subcontractor for the applicable Seller, shall perform and fully discharge the liabilities and obligations of such Seller arising under or in connection with such Assumed Platform Contracts and (c) each Seller shall, to the extent permitted by Law and at the Buyer’s expense, (i) hold all monies received thereunder in trust for the account of the Buyer and (ii) promptly remit all such money to the Buyer.

Section 6.5. Notices from Governmental Entities; Notice of Developments. From the date hereof through the Closing or earlier termination of this Agreement in accordance with its terms, each Seller shall, and shall cause its Subsidiaries to, promptly notify the Buyer with reasonable particularity (i) of any material notice or other communication from any Governmental Entity to each Seller or any of its Subsidiaries in connection with the transactions contemplated by this Agreement, (ii) of any material litigation, arbitration or administrative hearing, or any written threat to commence any of the foregoing, concerning or relating to any Assumed Platform Assets or the operation thereof or any other material occurrence with respect to any Assumed Platform Assets, of which such Seller obtains knowledge, or (iii) upon having knowledge of any matter that may make the timely satisfaction of any of the conditions to such Seller’s obligation to proceed to the Closing impossible or unlikely; provided that no such notice pursuant to this Section 6.5 shall qualify any representation or warranty of such Seller or the conditions to the obligations of the Buyer.

Section 6.6. Exclusivity. From the date hereof until the earliest of (a) the Closing Date or (b) such date on which this Agreement is validly terminated in accordance with Article IX, each Seller and its Subsidiaries and its Affiliates will not, directly or indirectly (i) solicit, initiate or accept the submission of any proposal or offer from any Person relating to the acquisition of any Seller, its respective Subsidiaries or the Assumed Platform Assets or (ii) participate in any discussions or negotiations regarding the acquisition of any Seller, its respective Subsidiaries or the Assumed Platform Assets or furnish any confidential or proprietary information with respect thereto to any Person who would reasonably be expected to submit any proposal or offer relating to the acquisition of any Seller, its respective Subsidiaries or the Assumed Platform Assets (other than the Buyer or its authorized Representatives). Each Seller, its Subsidiaries and its Affiliates will promptly cease any existing discussions or negotiations with any Persons (other than the Buyer and its authorized Representatives) heretofore conducted, or the provision of any confidential or proprietary information to any Person (other than the Buyer or its authorized Representatives) to which confidential or proprietary information heretofore has been provided, in each case, with respect to any discussions or negotiations regarding the acquisition of any Seller, its respective Subsidiaries or the Assumed Platform Assets. Each Seller shall promptly notify the Buyer upon receipt of any bid, offer or proposal it receives with respect to any Seller, its respective Subsidiaries or the Assumed Platform Assets or any other transaction inconsistent with the transactions contemplated by this Agreement.

Section 6.7. Confidentiality. For a period of one year following the Closing, each Seller shall, and shall cause its Affiliates, directors, managers, officers, employees, agents, attorneys, accountants, consultants, advisors, financing sources or other representatives (each a “Seller Representative”) to, maintain in confidence any Confidential Information related to the Assumed Platform Assets and the Assumed Platform Liabilities and such Confidential Information shall not be disclosed or used by any Seller or any Seller Representative without the Buyer’s prior written consent unless required to disclose such Confidential Information pursuant to any applicable Law, legal process or request by any Governmental Entity. If any Seller or Seller Representative becomes legally compelled to disclose any such information or documents as referred to in this Section 6.7, such Seller shall, to the extent permitted by applicable Law or legal process, provide the Buyer with prompt written notice before such disclosure to enable the Buyer either to seek, at its expense, a protective order or other appropriate remedy preventing or prohibiting such disclosure or to waive compliance with the provisions of this Section 6.7 or both.

Section 6.8. Misallocations. In the event that at any time or from time to time (whether prior to, at or after the Closing), the Sellers or any of their respective Subsidiaries or Affiliates receives or otherwise possesses any Assumed Platform Assets, such Person shall promptly transfer, or cause its Subsidiary or Affiliate to transfer, such Assumed Platform Asset to the Buyer or its designee. Each party shall cooperate with the other parties and use its commercially reasonable efforts to set up procedures and notifications as are reasonably necessary or advisable to effectuate the transfers contemplated by this Section 6.8. The party whose such Assumed Platform Asset or asset was misallocated, shall promptly reimburse the other party (and/or its applicable Affiliate(s)) for any reasonable documented out-of-pocket costs or expenses reasonably incurred by the party who received or retained such misallocated assets (or such Affiliate(s)) in connection with actions taken in compliance with this Section 6.8.

Section 6.9. Use of Name. Effective as of the Closing Date, none of the Sellers, nor any of their Affiliates, shall have the right to use any Cobalt Mark or Cobalt Domain Name, or any name or mark intended or likely to be confused or associated therewith. Each Seller acknowledges that the Cobalt Marks and Cobalt Domain Names shall be and remain, subsequent to the Closing, the sole and exclusive property of the Buyer. None of the Sellers, nor any of their Affiliates, shall use, seek to register, register or authorize others to use, seek to register or register any Cobalt Mark, Cobalt Domain Name, or any other Intellectual Property substantially or confusingly similar thereto anywhere in the world, or challenge the Buyer’s right to use, seek to register or register any Cobalt Mark or Cobalt Domain Name anywhere in the world. Within three (3) Business Days after the Closing, each Seller shall transfer, or cause to be transferred, all Cobalt Domain Names owned by or on behalf of such Seller, if any, electronically to the account designated by the Buyer, and shall authorize any and all applicable registration authorities to complete any such transfer.

Section 6.10. Registration Rights Agreement. Buyer and CCM shall cooperate and negotiate in good faith to enter into a re-sale shelf registration rights agreement relating to the resale of the CFI Shares issuable pursuant to the Note, which agreement shall include customary terms and provisions and shall be effective as of the Closing.

Section 6.11. Further Assurances. Each Party shall, and shall cause its Subsidiaries to, from time to time after the Closing Date, at the other Party’s reasonable request, execute and deliver such other instruments of conveyance and transfer and take such other actions as the such other Party may reasonably request in order to (a) convey, transfer to and vest in the Buyer and to put the Buyer in possession and operating control of all or any part of the Assumed Platform Assets as contemplated by this Agreement, (b) perfect and record, if necessary, the sale, assignment, conveyance, transfer, and delivery to the Buyer of the Assumed Platform Assets and the assumption of the Platform and the Assumed Platform Liabilities and (c) otherwise accomplish the transactions contemplated by this Agreement or any other Transaction Document.

ARTICLE VII.

CONDITIONS PRECEDENT TO PERFORMANCE BY THE SELLERS

The obligation of the Sellers to effect the Closing is subject to the fulfillment, at or before the Closing, of the following conditions, any one or more of which may be waived in writing by the Sellers in its sole discretion:

Section 7.1. No Injunction or Action. No order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or other Governmental Entity which prohibits or prevents the Sellers’ consummation of the transactions contemplated by this Agreement which has not been vacated, dismissed or withdrawn prior to the Closing Date. The Sellers shall use their commercially reasonable efforts to have any of the foregoing vacated, dismissed or withdrawn by the Closing Date.

Section 7.2. Representations and Warranties of the Buyer. (i) The representations and warranties made by the Buyer in Section 5.1 (Formation; Existence) and Section 5.2 (Power and Authority) shall be true and correct in all respects, in each case when made and on and as of the Closing Date (except for any such representations or warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties shall be true and correct, on and as of such specified date or dates) and (ii) all other representations and warranties made by the Buyer in Article V of this Agreement shall be true and correct in all material respects when made and on and as of the Closing Date (except for any such representations or warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties shall be true and correct, on and as of such specified date or dates), and the Sellers shall have received a certificate to that effect dated the Closing Date and signed by an officer of the Buyer.

Section 7.3. Performance of the Obligations of the Buyer. The Buyer (or its permitted designee) shall have performed in all material respects all obligations required under this Agreement to be performed by it on or before the Closing Date, and the Sellers shall have received a certificate to that effect dated the Closing Date and signed by an officer of the Buyer.

Section 7.4. Other Purchase Agreements. The transactions contemplated by each of the Other Purchase Agreements shall be consummated simultaneously with the Closing.

Section 7.5. Closing Deliveries. The Buyer shall have delivered to the Sellers the deliverables set forth in Section 2.3(b).

ARTICLE VIII.

CONDITIONS PRECEDENT TO PERFORMANCE BY THE BUYER

The obligation of the Buyer to effect the Closing is subject to the fulfillment, at or before the Closing, of the following conditions, any one or more of which may be waived in writing by the Buyer in its sole discretion:

Section 8.1. No Injunction or Action. No order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or other Governmental Entity which prohibits or prevents the Buyer’s consummation of the transactions contemplated by this Agreement which has not been vacated, dismissed or withdrawn prior to the Closing Date. The Buyer shall use its commercially reasonable efforts to have any of the foregoing vacated, dismissed or withdrawn by the Closing Date.

Section 8.2. Representations and Warranties of the Sellers. (i) The representations and warranties made by the Sellers in Section 4.1(a) (Formation; Existence) and Section 4.1(b) (Power and Authority) shall be true and correct in all respects, in each case when made and on and as of the Closing Date (except for any such representations or warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties shall be true and correct, on and as of such specified date or dates) and (ii) all other representations and warranties made by the Sellers in Article IV shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), when made and on and as of the Closing Date (except for any such representations or warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties shall be true and correct, on and as of such specified date or dates), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) has not, individually or in the aggregate, had a Material Adverse Effect, and the Buyer shall have received a certificate to that effect dated the Closing Date and signed by an officer of each Seller.

Section 8.3. Performance of the Obligations of each Seller. Each Seller shall have performed in all material respects all obligations required under this Agreement to be performed by it on or before the Closing Date, and the Buyer shall have received a certificate to that effect dated the Closing Date and signed by an officer of each Seller.

Section 8.4. Other Purchase Agreements. The transactions contemplated by each of the Other Purchase Agreements shall be consummated simultaneously with the Closing.

Section 8.5. Required Approval. The Required Approval shall not have been revoked and shall remain in full force and effect.

Section 8.6. Closing Deliveries. The Sellers shall have delivered to the Buyer the deliverables of the Sellers set forth on Section 2.3(a).

ARTICLE IX.

TERMINATION.

Section 9.1. Conditions of Termination.

(a) Notwithstanding anything to the contrary contained herein, this Agreement will automatically be terminated upon the valid termination of the Other Purchase Agreements.

(b) If, pursuant to the Other Purchase Agreements, the Buyer elects to extend the Buyer Outside Date (as defined in the Other Purchase Agreements) until the Buyer Extended Outside Date (as defined in the Other Purchase Agreements), the Buyer shall deliver written notice to the Sellers and deliver a cash payment in the amount of One Hundred Twenty-Five Thousand Dollars ($125,000) to the Escrow Agent prior to December 15, 2014, and if, pursuant to the Other Purchase Agreements, the Buyer subsequently elects to extend the Buyer Outside Date until January 31, 2015 or such later date as the Parties may agree in writing, the Buyer shall deliver written notice to the Sellers and deliver an additional cash payment in the amount of One Hundred Twenty-Five Thousand Dollars ($125,000) to the Escrow Agent prior to the Buyer Extended Outside Date, in each case with such cash payment becoming part of the Deposit pursuant to, and to be held in accordance with, Section 3.2.

Section 9.2. Effect of Termination.

(a) In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto or, to the extent applicable, their respective officers, directors, stockholders, members or Affiliates, except the terms set forth in this Article IX and Article X shall survive any such termination of this Agreement.

(b) If this Agreement shall terminate pursuant to the terms of this Article IX, the Deposit shall be disbursed to the Sellers (in accordance with Schedule 2.3(b)) or the Buyer at the same time, and in the same manner, in which the Deposits (only for the purposes of this term, as defined in the Other Purchase Agreements) under the Other Purchase Agreements shall be disbursed to the Sellers (only for purposes of this term, as defined in the Other Purchase Agreements) or the Buyer (only for purposes of this term, as defined in the Other Purchase Agreements), respectively, pursuant to the terms thereof, and the Buyer and the Sellers shall provide joint written instructions to the Escrow Agent, instructing the Escrow Agent to so disburse the Deposit. Notwithstanding anything to the contrary contained herein, Seller’s right to receive the Deposit when payable shall constitute the sole and exclusive remedy of the Seller and any of its Subsidiaries, and Representatives against the Buyer, any of its former, current and future equityholders, controlling persons, directors, officers, employees, agents, Representatives, Affiliates, members, managers, general or limited partners, or assignees (or any former, current or future equityholder, controlling person, director, officer, employee, agent, Representative (including any financing source), Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing) (each, a “Non-Recourse Party”) for all losses suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount, none of the Buyer or any Non-Recourse Party shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby. The Parties acknowledge that the agreements contained in this Section 9.2(b) are an integral part of the transactions contemplated by this Agreement, that the damages resulting from termination of this Agreement under circumstances where the Seller is entitled to the Deposit are uncertain and incapable of accurate calculation and that the delivery of the Deposit is not a penalty but rather shall constitute liquidated damages in a reasonable amount that will compensate the Seller in the circumstances where the Seller is entitled to the Deposit for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, and that, without these agreements, the Seller would not enter into this Agreement.

(c) In the event that the Buyer terminates any Other Purchase Agreement pursuant to Section 10.1(e) thereof, the Seller shall pay to the Buyer an amount equal to the documented, actual and reasonable out-of-pocket expenses incurred by Buyer in connection with the transaction contemplated by this Agreement up to a maximum of Sixty Two Thousand Five Hundred Dollars ($62,500); provided that the foregoing shall not limit the Buyer’s right to commence a suit against the Seller for monetary damages if the Seller commits an intentional or willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement and as a result Buyer’s ability to close the transactions contemplated hereunder is inhibited.

ARTICLE X.

MISCELLANEOUS

Section 10.1. Successors and Assigns. No party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the Buyer (in the case of any proposed assignment by any Seller) or the Sellers (in the case of a proposed assignment by the Buyer) and any such attempted assignment without such prior written consent shall be void and of no force and effect; provided, however, that, without the consent of any party hereto, the Buyer may assign this Agreement and any of its rights and obligations hereunder to any Affiliate of the Buyer or to any corporation, limited liability company, partnership or other entity in connection with a reorganization, merger, consolidation, sale of assets or other similar transaction involving the Buyer and, in connection with the Closing, the Buyer may pledge or grant an interest in this Agreement to any Person, including any direct or indirect financing source. This Agreement shall inure to the benefit of and shall be binding upon the successors, heirs, legal representatives and permitted assigns of the parties hereto.

Section 10.2. Governing Law/Choice of Forum.

(a) This Agreement shall be construed, performed and enforced in accordance with, and governed by, the Laws of the State of New York, without giving effect to the principles of conflicts of Laws thereof.

(b) Each of the parties hereto irrevocably agrees that any and all disputes, claims or proceedings arising out of, relating to or in connection with this Agreement or its subject matter and the rights and obligations arising hereunder, or for recognition and enforcement of any settlement or judgment in respect of this Agreement or any other Transaction Document and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in the courts of the State of New York located in New York, New York. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.6 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Agreement, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.3. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.4. Expenses. Except as otherwise expressly set forth in this Agreement or the other Transaction Documents, all the fees, expenses and costs incurred in connection with the Transaction Documents and the transactions contemplated thereby shall be paid by the party incurring such fees, expenses and costs.

Section 10.5. Severability. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.

Section 10.6. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given: (a) on the date of service if served personally on the party to whom notice is to be given; (b) on the day of transmission if sent via facsimile transmission to the facsimile number given below, and confirmation of receipt is obtained promptly after completion of transmission; (c) on the day after delivery to Federal Express or a similar overnight courier or the Express Mail service maintained by the United States Postal Service; or (d) on the fifth (5th) day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

If to the Sellers:

c/o Cobalt Capital Partners, L.P.

5605 N. MacArthur Blvd., Suite 350

Irving, TX 75038

Attention: Lewis D. Friedland and Holly Losey

Facsimile: (972) 893-7001

and

c/o USAA Real Estate Company

9830 Colonnade Blvd. Suite 600

San Antonio, TX 78230

Attention: Steve Waters and Jim Hime

Facsimile: (210) 579-6889

with a copy to (which shall not constitute notice):

Locke Lord LLP

2200 Ross Avenue, Suite 2200

Dallas, Texas 75201

Attention: X. Lane Folsom and Donald A. Hammett, Jr.

Facsimile: (214) 740-8800

If to the Buyer:

c/o ColFin Industrial Holdings, LLC

2450 Broadway, Suite 600

Santa Monica, CA 90404

Attention: Attn: Director – Legal Department

Facsimile: (212) 593-5433

with a copy to (which shall not constitute notice):

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attention: Thomas M. Cerabino and Adam M. Turteltaub

Facsimile: (212) 728-8111

Any party may change its address for the purpose of this Section 10.6 by giving the other party written notice of its new address in the manner set forth above.

Section 10.7. Amendments; Waivers. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the Buyer and each Seller, or in the case of a waiver, by the party or parties waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as a further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

Section 10.8. Public Announcements. Except as required by Law or the rules of any stock exchange on which the securities of the Buyer or its Affiliates are listed and except with respect to the Buyer’s, direct or indirect, investors, no party hereto shall make any press release or public announcement setting forth the terms of the transactions contemplated hereby without the approval of the other party hereto.

Section 10.9. Entire Agreement. This Agreement together with the Confidentiality Agreement and other Transaction Documents and the schedules and exhibits hereto and thereto contains the entire understanding among the parties hereto with respect to the transactions contemplated hereby and supersedes and replaces all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions.

Section 10.10. Parties in Interest. Nothing contained in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

Section 10.11. Scheduled Disclosures. Disclosure of any item on any Schedule shall not constitute an admission or indication that such item or matter is material or would have a Material Adverse Effect, it being expressly acknowledged that items may be included in the Disclosure Schedule that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement. No disclosure on a Schedule relating to a possible breach or violation of any Contract, Law or order shall be construed as an admission or indication that breach or violation exists or has actually occurred. Disclosure of any matter, fact or circumstance in a Section of the Disclosure Schedule shall not be deemed to be disclosure thereof for purposes of any other Section of the Disclosure Schedule, except to the extent (a) that it is apparent on the face of any such Section of the Disclosure Schedule that the matters, facts or circumstances disclosed therein are applicable to another Section of the Disclosure Schedule or (b) such disclosure is cross-referenced to in such other Section of the Disclosure Schedule.

Section 10.12. Enforcement. The parties agree that irreparable damage would occur to the Buyer in the event that any Seller does not perform or otherwise comply with any provision of this Agreement in accordance with its specific terms. It is accordingly agreed that the Buyer shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by any Seller and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction. Each Seller on behalf of itself and its Affiliates hereby waives any requirement for the posting of any bond or other security in connection with any such remedy. Such remedies shall not be the exclusive remedy for actual or threatened breaches of this Agreement but shall be in addition to all other remedies available at law or in equity to the Buyer and its Affiliates. Each Seller hereby agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the Buyer has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 10.13. Draftsmanship. Each of the parties hereto has been represented by its own counsel and acknowledges that it has participated in the drafting of this Agreement, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in connection with the construction or interpretation of this Agreement.

Section 10.14. Counterparts. This Agreement may be executed and delivered (including, without limitation, by facsimile or email transmission) in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

[Remainder of page left blank intentionally. Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed as of the date first above written.

BUYER:

COLFIN INDUSTRIAL HOLDINGS, LLC

By:	/s/ Ronald M. Sanders
	Name:	Ronald M. Sanders
	Title:	Vice President

SELLERS:

COBALT CAPITAL PARTNERS, L.P.

By:	/s/ Lewis Friedland
	Name:	Lewis Friedland
	Title:	Authorized Signatory

COBALT CAPITAL MANAGEMENT, L.P.

By:	/s/ Lewis Friedland
	Name:	Lewis Friedland
	Title:	Authorized Signatory